Filed pursuant to Rule 424(b)(2)
Registration No. 333-286915

Prospectus Supplement

(To Prospectus Dated May 1, 2025)

$1,750,000,000

Biogen Inc.

$400,000,000 5.050% Senior Notes due 2031

$650,000,000 5.750% Senior Notes due 2035

$700,000,000 6.450% Senior Notes due 2055

We are offering $400,000,000 aggregate principal amount of our 5.050% Senior Notes due 2031 (the “notes due 2031”), $650,000,000 aggregate principal amount of our 5.750% Senior Notes due 2035 (the “notes due 2035”) and $700,000,000 aggregate principal amount of our 6.450% Senior Notes due 2055 (the “notes due 2055” and, together with the notes due 2031 and the notes due 2035, the “notes”). The notes due 2031 will mature on January 15, 2031. The notes due 2035 will mature on May 15, 2035. The notes due 2055 will mature on May 15, 2055. Interest on the notes due 2031 will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2026. Interest on the notes due 2035 and the notes due 2055 will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2025.

The notes will be our senior unsecured obligations and will rank equally in right of payment with our other existing and future senior unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes, and senior in right of payment to any of our future subordinated indebtedness. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem the notes of any series in whole or in part at any time at the applicable redemption prices set forth under “Description of Notes—Optional Redemption.” If a Change of Control Triggering Event occurs with respect to a series of notes, we may be required to offer to purchase such notes from the holders as described in this prospectus supplement. See “Description of Notes—Change of Control.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents and reports we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Note due 2031	Total	Per Note due 2035	Total	Per Note due 2055	Total
Public offering price(1)	99.981%	$399,924,000	99.924%	$649,506,000	99.657%	$697,599,000
Underwriting discount	0.350%	$1,400,000	0.450%	$2,925,000	0.875%	$6,125,000
Proceeds, before expenses, to Biogen	99.631%	$398,524,000	99.474%	$646,581,000	98.782%	$691,474,000

(1)	Plus accrued interest, if any, from May 12, 2025, to the date of delivery.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, S.A. and Euroclear Bank, SA/NV, as operator of the Euroclear System, against payment in New York, New York on or about May 12, 2025.

Joint Book-Running Managers

BofA Securities	Citigroup	J.P. Morgan
Deutsche Bank Securities	Mizuho	Morgan Stanley
US Bancorp		Wells Fargo Securities

Co-Managers

BBVA	Scotiabank	TD Securities
Academy Securities	Blaylock Van, LLC	Loop Capital Markets

Prospectus Supplement, dated May 6, 2025

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes and other information. The second part is the accompanying prospectus, dated May 1, 2025, which is part of our Registration Statement on Form S-3 (SEC Registration No. 333-286915) and contains more general information, some of which does not apply to this offering.

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any pricing supplement and the documents incorporated by reference herein and therein, which are accurate as of their respective dates. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any pricing supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

You should not consider any information in this prospectus supplement, the accompanying prospectus or any of the documents incorporated by reference herein or therein to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

We have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the notes offered by this prospectus supplement are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement does not extend to you. This prospectus supplement, the accompanying prospectus, any free writing prospectus and any pricing supplement prepared by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein and therein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

S-ii

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to the “Company,” “Biogen,” “we,” “us” and “our” refer to Biogen Inc. and its consolidated subsidiaries.

S-iii

NOTE REGARDING TRADEMARKS

ADUHELM®, AVONEX®, BYOOVIZ®, PLEGRIDY®, QALSODY®, RITUXAN®, RITUXAN HYCELA®, SKYCLARYS®, SPINRAZA®, TECFIDERA®, TYSABRI® and VUMERITY® are registered trademarks of Biogen.

BENEPALI™, FLIXABI™, FUMADERM™, IMRALDI™, and OPUVIZ™ are trademarks of Biogen.

ACTEMRA®, COLUMVI®, ENBREL®, EYLEA®, FAMPYRA™, GAZYVA®, LEQEMBI®, HUMIRA®, LUCENTIS®, LUNSUMIO®, OCREVUS®, REMICADE®, ZURZUVAE™ and other trademarks referenced in this prospectus supplement are the property of their respective owners.

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” about our financial condition, results of operation and business that are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) with the intention of obtaining the benefits of the “Safe Harbor” provisions of the Act. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “cause,” “continue,” “could,” “depend,” “develop,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “have,” “impact,” “implement,” “increase,” “intend,” “lead,” “maintain,” “may,” “might,” “plan,” “potential,” “possible,” “project,” “reduce,” “remain,” “result,” “scheduled,” “seek,” “should,” “target,” “will,” “would” and other words and terms of similar meaning. Given their forward-looking nature, these statements involve substantial risks and uncertainties and may be based on inaccurate assumptions. Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond our control, which may cause actual results to differ materially from those expected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to:

•

our substantial dependence on the anticipated amount, timing and accounting of revenue from our products, including from the successful development of new products and approval of additional indications for our existing products, including but not limited to LEQEMBI and SKYCLARYS;

•

the anticipated amount, timing and accounting of contingent, milestone, royalty and other payments under licensing, collaboration, acquisition or divestiture agreements; tax positions and contingencies; collectability of receivables; pre-approval inventory; cost of sales; research and development costs; compensation and other selling, general and administrative expense; amortization of intangible assets; foreign currency exchange risk; estimated fair value of assets and liabilities; and impairment assessments;

•

expectations, plans and prospects relating to product approvals, approvals of additional indications for our existing products, sales, pricing, growth, reimbursement and launch of our marketed and pipeline products all of which is subject to governmental and regulatory oversight, and therefore subject to risks, including but not limited to those related to approvals, unfavorable or delayed reimbursements and coverage determinations, and changes in reimbursement policies or practices of payors and other third parties;

•

the potential impact of increased product competition in the biopharmaceutical and healthcare industry, as well as any other markets in which we compete, including increased competition from new originator therapies, generics, prodrugs and biosimilars of existing products and products approved under abbreviated regulatory pathways, including generic, prodrugs or biosimilar versions of our marketed products or competing products, including but not limited to increased competition from TECFIDERA generic entrants in the U.S. market;

•

patent terms, patent term extensions, patent office actions and expected availability and periods of regulatory exclusivity, as well as our ability to adequately enforce existing patents, including our European patent related to TECFIDERA;

•	our ability to effectively implement our corporate strategy which includes significant investment in product and pipeline candidates, including but not limited to felzartamab and nusinersen;

•

the successful execution of our strategic and growth initiatives, including acquisitions, and our ability to realize the anticipated benefits from our acquisitions of Reata and HI-Bio, including future performance of the SKYCLARYS product and further development of the felzartamab product and anticipated synergies;

•

the drivers for growing our business, including our plans and intention to commit resources relating to discovery, research and development programs and business development opportunities, including collaboration agreements, as well as the potential benefits and results of, and the anticipated

S-v

completion of, certain business development transactions, reorganizations and cost reduction measures, including our Fit for Growth program;

•

the expectations, development plans and anticipated timelines, including costs and timing of potential clinical trials, regulatory filing approvals and/or discontinuation, of our products, drug candidates and pipeline programs, including collaborations with third-parties including but not limited to Eisai and Sage, as well as the potential therapeutic scope of the development and commercialization of our and our collaborators’ pipeline products, including ZURZUVAE;

•

the timing, outcome and impact of administrative, regulatory, legal and other proceedings, including those related to our patents and other proprietary and intellectual property rights, tax audits, assessments and settlements, pricing matters, sales and promotional practices, product liability, investigations and other matters;

•

our ability to commercialize biosimilars, which is subject to risks such as our reliance on third-parties, competitive challenges, regulatory compliance, adequate supply, intellectual property and regulatory challenges and failure to gain market and patient acceptance;

•	our ability to finance our present and future operations and business initiatives and obtain funding for such activities on favorable terms;

•

our ability to attract, retain and motivate qualified individuals for management and other employee positions in a highly competitive environment, including potential difficulty in retaining talent following acquisitions or following the discontinuation or underperformance of one or more marketed, pre-clinical or clinical programs;

•	adverse safety events involving our marketed or pipeline products, generic, prodrugs or biosimilar versions of our marketed products or any other products from the same class as one of our products;

•

the current and potential impacts of geopolitical tensions, acts of war and other large-scale crises, including impacts to our operations, sales and the possible disruptions or delay in our plans to conduct clinical trial activities in areas of geopolitical tension, including tensions between the U.S. and China, regions affected by Russia’s invasion of Ukraine and the military conflict in the Middle East;

•

the direct and indirect impact of global health outbreaks or adverse weather events on our business and operations, including sales, expense, reserves and allowances, the supply chain, manufacturing, research and development costs, clinical trials and employees;

•

our use of information technology systems and data and the potential impacts of any breakdowns, interruptions, invasions, corruptions, data breaches, destructions and/or other cybersecurity incidents of such systems or those of our business partners;

•	our incorporation of technologies using AI into some of our processes;

•

the potential impact of healthcare reform in the U.S., including the Inflation Reduction Act of 2022 (the “IRA”) and the impact of the IRA Medicare Part D redesign, and measures being taken worldwide designed to reduce healthcare costs and limit the overall level of government expenditures, including the impact of pricing actions and reduced reimbursement for our products, as well as the potential impact of legislative and regulatory changes and priorities;

•

our manufacturing capacity, including our ability to effectively manufacture biosimilars, reliance on third-party contract manufacturing organizations, plans and timing relating to changes in our manufacturing capabilities, our ability to adequately address global bulk supply risks, our ability to fully utilize our manufacturing facilities, including our Solothurn facility, activities in new or existing manufacturing facilities and the expected timeline for the gene therapy, clinical packaging and other manufacturing facility in Research Triangle Park, North Carolina to be operational;

•	the impact of the continued uncertainty of the credit and economic conditions in certain countries and our ability to collect accounts receivable in such countries;

S-vi

•	lease commitments, purchase obligations and the timing and satisfaction of other contractual obligations;

•	changes in our effective tax rate and obligations in various jurisdictions in which we are subject to taxation;

•	the impact of new laws, regulatory actions, judicial decisions and accounting standards, or tariffs or trade restrictions applicable to our products or operations;

•	the risks and uncertainties related to investing in the notes, as described in this prospectus supplement beginning on page S-5; and

•	any other risks and uncertainties that are described in other reports we have filed with the SEC.

Additional information concerning these and other factors can be found in our filings with the SEC, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference may not be the only risks and uncertainties that we face. We caution investors not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Each statement speaks only as of the date of this prospectus supplement or, in the case of the prospectus, the date of the prospectus, and in the case of the documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and, unless required by law, we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise.

S-vii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. You should read carefully this prospectus supplement and the accompanying prospectus in their entirety, including the documents incorporated by reference, especially the risks discussed under “Risk Factors” beginning on page S-5 of this prospectus supplement and in our periodic reports filed with the SEC.

Biogen Inc.

We are a global biopharmaceutical company focused on discovering, developing and delivering innovative therapies for people living with serious and complex diseases. We have a broad portfolio of medicines to treat multiple sclerosis (“MS”), have introduced the first approved treatment for spinal muscular atrophy (“SMA”), co-developed treatments to address a defining pathology of Alzheimer’s disease (“AD”) and launched the first approved treatment to target a genetic cause of amyotrophic lateral sclerosis (“ALS”). We market the first and only drug approved in the U.S. and the E.U. for the treatment of Friedreich ataxia (“FA”) in adults and adolescents aged 16 years and older. We are focused on advancing our pipeline in neurology, specialized immunology and rare diseases. We support our drug discovery and development efforts through internal research and development programs, external collaborations and acquisitions.

Our marketed products include TECFIDERA, VUMERITY, AVONEX, PLEGRIDY and TYSABRI for the treatment of MS; SPINRAZA for the treatment of SMA; SKYCLARYS for the treatment of FA; QALSODY for the treatment of ALS; and FUMADERM for the treatment of severe plaque psoriasis. We also have collaborations on the commercialization of LEQEMBI for the treatment of AD and on the commercialization of ZURZUVAE for the treatment of postpartum depression (“PPD”). We have certain business and financial rights with respect to RITUXAN for the treatment of non-Hodgkin’s lymphoma, chronic lymphocytic leukemia (“CLL”) and other conditions; RITUXAN HYCELA for the treatment of non-Hodgkin’s lymphoma and CLL; GAZYVA for the treatment of CLL and follicular lymphoma; OCREVUS for the treatment of primary progressive MS and relapsing MS (“RMS”); LUNSUMIO for the treatment of relapsed or refractory follicular lymphoma; COLUMVI, a bispecific antibody for the treatment of non-Hodgkin’s lymphoma; and have the option to add other potential anti-CD20 therapies, pursuant to certain collaboration arrangements.

We commercialize a portfolio of biosimilars of advanced biologics including: BENEPALI, an etanercept biosimilar referencing ENBREL; IMRALDI, an adalimumab biosimilar referencing HUMIRA; FLIXABI, an infliximab biosimilar referencing REMICADE; and BYOOVIZ, a ranibizumab biosimilar referencing LUCENTIS. We also have commercialization rights related to OPUVIZ, an aflibercept biosimilar referencing EYLEA.

Corporate Information

Our principal executive offices are located at 225 Binney Street, Cambridge, Massachusetts 02142, and our telephone number at our principal executive offices is (617) 679-2000. You may visit us at our website located at http://www.biogen.com. The contents of our website have not been, and shall not be deemed to be, incorporated by reference into, and do not form a part of, this prospectus supplement or the accompanying prospectus.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospects. As used in this “Prospectus Supplement Summary—The Offering,” the terms “Biogen,” “we,” “our,” “us” and other similar references refer only to Biogen Inc. and not to any of its subsidiaries.

Issuer	Biogen Inc.

Securities Offered	$400,000,000 aggregate principal amount of 5.050% Senior Notes due 2031.

$650,000,000 aggregate principal amount of 5.750% Senior Notes due 2035.

$700,000,000 aggregate principal amount of 6.450% Senior Notes due 2055.

Maturity	The notes due 2031 will mature on January 15, 2031.

The notes due 2035 will mature on May 15, 2035.

The notes due 2055 will mature on May 15, 2055.

Interest Payment Dates	Interest on the notes due 2031 will be paid semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2026.

Interest on the notes due 2035 will be paid semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2025.

Interest on the notes due 2055 will be paid semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2025.

Interest	The notes due 2031 will bear interest at 5.050% per year. Interest on the notes due 2031 will accrue from May 12, 2025.

The notes due 2035 will bear interest at 5.750% per year. Interest on the notes due 2035 will accrue from May 12, 2025.

The notes due 2055 will bear interest at 6.450% per year. Interest on the notes due 2055 will accrue from May 12, 2025.

Optional Redemption	At any time prior to the applicable Par Call Date (as defined herein), we may redeem the notes of the applicable series, in whole at any time or in part from time to time, at our option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, assuming that such notes matured on the applicable Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined herein) plus 20 basis points in the case of the notes due 2031, plus 25 basis points in the case of the notes due 2035 or plus 25 basis points in the case of the notes due 2055, less (b) interest accrued to, but excluding, the redemption date, plus, in either case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

In addition, at any time and from time to time, on and after the applicable Par Call Date, we may redeem some or all of the notes of the applicable series, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Repurchase Upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement) with respect to a series of notes, unless we have exercised our option to redeem the notes of such series, we will be required to make an offer to purchase the notes of such series at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control.”

Covenants	The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to:

•	issue, assume or guarantee debt secured by Principal Property (as defined in this prospectus supplement);

•	enter into certain sale and leaseback transactions; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, as described in the sections titled “Description of Notes—Limitation on Liens” and “Description of Notes—Limitation on Sale and Leaseback Transactions” contained in this prospectus supplement and “Description of Debt Securities—Merger, Consolidation or Sale of Assets” contained in the accompanying prospectus.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with our other existing and future senior unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes, and senior in right of payment to any of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities and structurally subordinated to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2025, neither we nor our subsidiaries had any secured debt outstanding and our subsidiaries had total liabilities of $4.90 billion.

Use of Proceeds	The net proceeds of this offering are estimated to be approximately $1.73 billion (after deducting underwriting discounts and our estimated offering expenses). We intend to use the net proceeds from the sale of the notes, together with cash on hand, to retire in full, by redemption or payment at maturity, our outstanding 4.050% Senior Notes due 2025 (the “Existing 2025 Notes”), which as of March 31, 2025 had an outstanding aggregate principal amount of $1.75 billion, including the payment of all accrued and unpaid interest thereon, and any remainder for working capital and other general corporate purposes. See “Use of Proceeds.”

Further Issuances	We may from time to time, without notice to or the consent of the holders or beneficial owners of the notes, create and issue additional notes of any of the series having the same ranking and the same interest rate, maturity and other terms as the notes of the applicable series. Any additional notes having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture; provided that if the additional notes are not fungible with the notes of such series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Denomination and Form	We will issue each series of the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A., and Euroclear Bank, SA/NV, as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which, in turn, will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement and the accompanying prospectus, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 hereof and other information included or incorporated by reference herein, for a description of certain risks you should consider before investing in the notes.

Trustee	U.S. Bank Trust Company, National Association

Governing Law	New York

RISK FACTORS

You should carefully consider the following risk factors as well as those incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business and operations. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Related to the Notes

Our indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business.

As of March 31, 2025, we had approximately $11.06 billion in total liabilities on a consolidated basis, including approximately $6.57 billion in aggregate principal amount of senior unsecured notes outstanding. We are also permitted to draw funds under our $1.50 billion Revolving Credit Facility (as defined below) for working capital and general corporate purposes. This offering will increase the aggregate amount of our outstanding indebtedness. In addition, we also have significant contingent liabilities, including milestone and royalty payment obligations. We may also incur additional debt in the future. This indebtedness could have important consequences to our business; for example, such obligations could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to access capital markets and incur additional debt in the future;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development efforts, research and development and mergers and acquisitions; and

•

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a competitive disadvantage compared to our competitors that have less debt.

The notes will be structurally subordinated to the existing and future liabilities of our subsidiaries, which include substantially all of our operating liabilities, and will be effectively subordinated to any secured debt we may incur to the extent of the assets securing that debt.

Our subsidiaries, which generate the substantial majority of our revenues and carry substantially all of our operating liabilities, are separate and distinct legal entities. Biogen Inc., the issuer of the notes, is primarily a holding company with limited operations of its own. Our subsidiaries will have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans or advances to us by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of March 31, 2025, neither we nor our subsidiaries had any secured debt outstanding and our subsidiaries had total liabilities of $4.90 billion.

The notes will be our senior unsecured obligations and will rank equal in right of payment with our other existing and future senior unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will not be secured by any of our assets. Claims of secured lenders with respect to assets securing any such debt will be prior to any claim of the holders of the notes with respect to those assets. As of March 31, 2025, we had no secured debt outstanding.

The indenture does not restrict the amount of additional unsecured debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a potential decline in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

If we redeem notes when prevailing interest rates are lower than the rate borne by the notes, you likely would not be able to reinvest the redemption proceeds in a comparable security at as high an effective interest rate.

We may choose to redeem your notes from time to time. If prevailing rates are lower at the time of redemption, you likely would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the then-current interest rate on the notes being redeemed.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Triggering Event (as defined below) with respect to a series of notes, each holder of such notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase. The Existing Senior Notes (as defined below) include similar repurchase requirements. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase a series of notes as required under the indenture governing that series of notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.”

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes.

As described under “Description of Notes—Change of Control,” upon the occurrence of a Change of Control Triggering Event with respect to a series of notes, holders of such notes will be entitled to require us to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively impact the value of your notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the notes, but which would not constitute a Change of Control Triggering Event, you would not have any rights to require us to repurchase the notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur unsecured indebtedness that is equal in right of payment to the notes;

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restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the notes;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Active trading markets may not develop for the notes.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes of any series on any national securities exchange or for inclusion of the notes of any series on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Moreover, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. We cannot ensure the liquidity of any trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes will be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors. See “Underwriting.”

Ratings of the notes may not reflect all of the risks of an investment in the notes.

The notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of our notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a potential downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Risks Related to Biogen

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Part I, Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024 and “Part II, Item 1A—Risk Factors” incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as may be amended or updated by other SEC filings filed after March 31, 2025.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be approximately $1.73 billion (after deducting underwriting discounts and our estimated offering expenses). We intend to use the net proceeds from the sale of the notes, together with cash on hand, to retire in full, by redemption or payment at maturity, the Existing 2025 Notes, which as of March 31, 2025 had an aggregate principal amount outstanding of $1.75 billion, including the payment of all accrued and unpaid interest thereon, and any remainder for working capital and other general corporate purposes.

DESCRIPTION OF NOTES

Each of the 5.050% Senior Notes due 2031 (the “notes due 2031”), the 5.750% Senior Notes due 2035 (the “notes due 2035”) and the 6.450% Senior Notes due 2055 (the “notes due 2055” and, together with the notes due 2031 and the notes due 2035, the “notes”) are a separate series of debt securities to be issued under an indenture, dated as of September 15, 2015, between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee. We refer to this indenture, as supplemented by a supplemental indenture, to be dated as of May 12, 2025, between the Company and the trustee, as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. A copy of the indenture is available for inspection at the office of the trustee.

As used in this “Description of Notes,” the terms “the Company,” “Biogen,” “we,” “our,” “us” and other similar references refer only to Biogen Inc. and not to any of its subsidiaries.

General

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The notes due 2031 will be initially limited to $400,000,000 aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2031.

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The notes due 2035 will be initially limited to $650,000,000 aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 15, 2035.

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The notes due 2055 will be initially limited to $700,000,000 aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 15, 2055.

We may from time to time, without notice to or the consent of the holders or beneficial owners of the notes, create and issue additional notes of any of the series having the same ranking and the same interest rate, maturity and other terms as the notes of the applicable series. Any additional notes having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture; provided that if the additional notes are not fungible with the notes of such series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

We will pay interest on the notes due 2031 at a rate of 5.050% per annum. We will pay interest on the notes due 2035 at a rate of 5.750% per annum. We will pay interest on the notes due 2055 at a rate of 6.450% per annum. Interest on the notes due 2031 will be payable semiannually in arrears on January 15 and July 15 of each year, beginning January 15, 2026, to holders of record at the close of business on the immediately preceding January 1 or July 1, whether or not a business day, immediately before the applicable interest payment date. Interest on the notes due 2035 and the notes due 2055 will be payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2025, to holders of record at the close of business on the immediately preceding May 1 or November 1, whether or not a business day, immediately before the applicable interest payment date. The amount of interest payable on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the notes will accrue from May 12, 2025.

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

If any interest payment date or the maturity date of the notes is not a business day, then the related payment of interest and/or principal payable on such date will be paid on the next succeeding business day with the same force and effect as if made on such interest payment date or maturity date and no further interest will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with our other existing and future senior unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes, and senior in right of payment to any of our future subordinated indebtedness.

The notes will be effectively subordinated to all of our existing and future secured indebtedness and other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities. The indenture limits the amount of secured indebtedness that we or our Subsidiaries (as defined below) may incur pursuant to the covenant described under the heading “—Limitation on Liens.” This covenant is subject to important exceptions described under such heading. As of March 31, 2025, we had no secured debt outstanding.

We conduct substantially all of our operations through subsidiaries, which generate a substantial portion of our operating income and cash. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our debt obligations, including making payments on the notes.

The notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our direct and indirect subsidiaries on the assets and earnings of such subsidiaries. The indenture does not limit the amount of debt that our subsidiaries are permitted to incur. As of March 31, 2025, our subsidiaries had total liabilities of $4.90 billion.

Optional Redemption

At any time prior to the applicable Par Call Date, the notes of the applicable series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, assuming that such notes matured on the applicable Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below) plus 20 basis points in the case of the notes due 2031, plus 25 basis points in the case of the notes due 2035 or plus 25 basis points in the case of the notes due 2055, less (b) interest accrued to, but excluding, the redemption date, plus, in either case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Calculation of the foregoing will be made by us or on our behalf by such Person as we shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

In addition, at any time and from time to time, on and after the applicable Par Call Date, we may redeem some or all of the notes of the applicable series, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on such interest payment date to the registered holders as of the close of business on the relevant record date according to the notes of the applicable series and the indenture.

Any redemption or notice of any redemption (including the amount of notes redeemed and conditions precedent applicable to different amounts of notes redeemed) may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event. Notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied.

If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

“Par Call Date” means, in the case of the notes due 2031, December 15, 2030 (one month prior to the maturity date of the notes due 2031), in the case of the notes due 2035, February 15, 2035 (three months prior to the maturity date of the notes due 2035) and in the case of the notes due 2055, November 15, 2054 (six months prior to the maturity date of the notes due 2055).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company (or its designee) in accordance with the following two paragraphs.

The Treasury Rate will be determined by us or our designee (which will not be the trustee) after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we or our designee will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and will interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 will be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we or our designee will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date we or our designee will select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, then we or our designee will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security will be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Notice of redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

On and after the redemption date for the notes of the applicable series, interest will cease to accrue on the notes of that series or any portion thereof called for redemption, unless we default in the payment of the redemption price. On or before the redemption date for the notes of that series, we will deposit with a paying agent, or the trustee, funds sufficient to pay the redemption price of and accrued and unpaid interest on such notes to be redeemed on such date. If less than all of the notes of a series are to be redeemed, the notes of that series to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global notes then held by DTC, or DTC prescribes no method of selection, the trustee will select the notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate and subject to and otherwise in accordance with the procedures of DTC.

Change of Control

If a Change of Control Triggering Event occurs with respect to the notes of a series, unless we have exercised our option to redeem the notes of such series as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of the notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series on the terms set forth in such notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to but not including the date of repurchase (the “Change of Control Payment”). With respect to the notes of each series, within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed (or otherwise delivered in accordance with the applicable procedures of DTC) to holders of the notes of the applicable series describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed (or otherwise delivered in accordance with the applicable procedures of DTC) or, if the notice is mailed (or otherwise delivered) prior to the Change of Control, no earlier than 10 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice will, if mailed (or otherwise delivered) prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than us or one of our Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock (as defined below) or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a Person (as defined below) shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d) of the Exchange Act) (other than to us or one of our Subsidiaries) (a “Transferee”), provided, however, that none of the circumstances in this clause (2) will be a Change of Control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, shares representing a majority of the total Voting Stock as measured by voting power rather than number of shares of the Transferee; (3) we consolidate with, or merge with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act) or any such Person consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined below).

“Fitch” means Fitch Inc., or any successor thereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below) or Fitch, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies (as defined below) selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) and which is reasonably acceptable to the trustee as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means with respect to any series of notes, the rating on such notes is lowered by at least two of the three Rating Agencies and such notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, on any day during the period commencing on the earlier of the date of the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes of any series as a result of the sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d) of the Exchange Act) (other than to us or one of our Subsidiaries) may be uncertain.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Limitation on Liens

Other than as provided in this section or as provided under “—Exempted Liens and Sale and Leaseback Transactions,” we will not, and will not permit any Subsidiary of ours to, create or assume any Indebtedness (as defined below) secured by any Lien (as defined below) on any of our or their respective Principal Properties (as defined below) unless the notes are secured by such Lien (as defined below) equally and ratably with, or prior to, the Indebtedness secured by such Lien. This restriction does not apply to Indebtedness that is secured by:

•	Liens existing on the date of the issuance of the notes;

•	Liens securing only the notes;

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Liens on property or shares of stock in respect of Indebtedness of a Person existing at the time such Person becomes a Subsidiary of ours or is merged into or consolidated with, or its assets are acquired by, us or any Subsidiary of ours (provided that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction) so long as such Lien does not extend to any other property and the Indebtedness so secured is not increased;

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Liens to secure Indebtedness incurred for the purpose of all or any part of a property’s purchase price or cost of construction or additions, repairs, alterations, or other improvements; provided that (1) the principal amount of any Indebtedness secured by such Lien does not exceed 100% of such property’s purchase price or cost, (2) such Lien does not extend to or cover any other property other than the property so purchased, constructed or on which such additions, repairs, alterations or other improvements were so made and (3) such Lien is incurred prior to or within 270 days after the acquisition of such property or the completion of construction or such additions, repairs, alterations or other improvements and the full operation of such property thereafter;

•	Liens in favor of the U.S. or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute;

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Liens for taxes or assessments or other governmental charges or levies which are not overdue for a period exceeding 60 days unless such Liens are being contested in good faith and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles;

•	title exceptions, easements, licenses, leases and other similar Liens that are not consensual and that do not materially impair the use of the property subject thereto;

•	Liens to secure obligations under worker’s compensation laws, unemployment compensation, old-age pensions and other social security benefits or similar legislation;

•	Liens arising out of legal proceedings, including Liens arising out of judgments or awards;

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warehousemen’s, materialmen’s, carrier’s, landlord’s and other similar Liens for sums not overdue for a period exceeding 60 days unless such Liens are being contested in good faith and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles;

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Liens incurred to secure the performance of statutory obligations, surety or appeal bonds, performance or return-of-money bonds, insurance, self-insurance or other obligations of a like nature incurred in the ordinary course of business;

•	Liens that are rights of set-off relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness;

•	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business;

•	Liens in our favor or the favor of any of our Subsidiaries; or

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Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing bullets or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien does not extend to any other Principal Property and the Indebtedness so secured does not exceed the fair market value (as determined by our board of directors) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be.

Limitation on Sale and Leaseback Transactions

Other than as provided under “—Exempted Liens and Sale and Leaseback Transactions,” we will not, and will not permit any of our Subsidiaries to, enter into any Sale and Leaseback Transaction (as defined below) with respect to any of our or their respective Principal Properties, the acquisition or completion of construction and commencement of full operations of which has occurred more than 270 days prior thereto, unless:

•	such transaction was entered into prior to the first issue date of the notes;

•	such transaction was for the sale and leasing back to us of any property by one of our Subsidiaries;

•

we or such Subsidiary would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt (as defined below) with respect to such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to the first paragraph of “—Limitation on Liens” above;

•	the lease is for a period not in excess of five years, including renewal rights; or

•

we or the Subsidiary, prior to or within 270 days after the sale of such property in connection with the Sale and Leaseback Transaction is completed, applies the net cash proceeds of the sale of the property leased to:

(1)	the retirement of the notes or debt of ours ranking equally with the notes or to the retirement of any debt of a Subsidiary of ours, or

(2)	the acquisition of another Principal Property.

Exempted Liens and Sale and Leaseback Transactions

Notwithstanding the restrictions described under the headings “—Limitation on Liens” or “—Limitation on Sale and Leaseback Transactions,” we or any Subsidiary of ours may create or assume any Liens or enter into any Sale and Leaseback Transactions not otherwise permitted as described above, if the sum of the following does not exceed 15% of Consolidated Total Assets (as defined below):

•

the outstanding Indebtedness secured by such Liens (not including any Liens permitted under “—Limitation on Liens” which amount does not include any Liens permitted under the provisions of this “—Exempted Liens and Sale and Leaseback Transactions”); plus

•

all Attributable Debt in respect of such Sale and Leaseback Transaction entered into (not including any Sale and Leaseback Transactions permitted under “—Limitation on Sale and Leaseback Transactions” which amount does not include any Sale and Leaseback Transactions permitted under the provisions of this “—Exempted Liens and Sale and Leaseback Transactions”), measured, in each case, at the time such Lien is incurred or any such Sale and Leaseback Transaction is entered into by us or such Subsidiary of ours.

Notices

With respect to the notes, we and the trustee will send notices regarding the notes only to registered holders, using their addresses as listed in the list of registered holders.

Definitions

The following definitions are applicable to this Description of Notes:

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of (1) the fair market value of the property (as determined in good faith by our board of directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the indenture.

“Consolidated Total Assets” means, with respect to any Person as of any date, the amount of total assets as shown on the consolidated balance sheet of such Person for the most recent fiscal quarter for which financial statements have been filed with the SEC, prepared in accordance with accounting principles generally accepted in the U.S.

“Indebtedness” of any Person means, without duplication (1) any obligation of such Person for money borrowed, (2) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, and (4) any obligation of such Person under any lease; provided, however, that “Indebtedness” of such Person shall not include any obligation of such Person to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other similar entity.

“Principal Property” means (1) any manufacturing facility, together with the land upon which it is erected and fixtures comprising a part thereof, owned or leased by us or any Subsidiary and located within the continental U.S. and having a net book value which, on the date the determination as to whether a property is a Principal Property is being made, exceeds 1% of our Consolidated Total Assets other than any such facility or a portion thereof which our board of directors determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted, or assets owned, by us and our Subsidiaries as an entirety or (2) any shares of stock or Indebtedness of any Subsidiary owning a Principal Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Subsidiary of ours of any property that has been or is to be sold or transferred by us or such Subsidiary, as the case may be, to such Person.

“Subsidiary” of any Person means (1) a corporation, a majority of the outstanding Voting Stock of which is, at the time, directly or indirectly, owned by such Person by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation), including, without limitation, a partnership or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

Global Notes: Book-Entry System

The Global Notes

The notes of each series will be represented by one or more fully registered global notes, without interest coupons, will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of Cede & Co. or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Certain Book-Entry Procedures for the Global Notes.”

Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

The notes may be presented for registration of transfer and exchange at the corporate trust offices of the trustee as set forth in the indenture.

Certain Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank, SA/NV.(“Euroclear”) and Clearstream Luxembourg, S.A. (“Clearstream Luxembourg”). The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Banking set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable, but neither we, the trustee, nor any underwriter, dealer, agent or purchaser take any responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC. DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as Clearstream Luxembourg, Euroclear, banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

Clearstream Luxembourg. Clearstream Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream Luxembourg in any of various currencies, including U.S. dollars. Clearstream Luxembourg provides Clearstream Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally-traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in any of various currencies, including U.S. dollars. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission. Distributions of principal and interest with respect to notes held through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by such system’s depositary.

Links have been established among DTC, Clearstream Luxembourg and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries.

Book-Entry Procedures. We expect that, pursuant to procedures established by DTC:

•

upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the underwriters with an interest in that global note; and

•

ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of participants) and by participants and indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of notes take physical delivery of those notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a Person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have the notes represented by that global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•

will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Beneficial interests in the global notes may not be exchanged for certificated notes. However, if DTC notifies us that it is unwilling to be a depositary for the global notes or ceases to be a clearing agency or if we so elect or if there is an event of default under the notes, DTC will exchange the global notes for certificated notes which it will distribute to its participants.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note.

Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream Luxembourg, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Luxembourg Participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg Participant that purchases an interest in a global note from a participant will be credited on the business day for Euroclear or Clearstream Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream Luxembourg from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream Luxembourg cash account as of the business day for Euroclear or Clearstream Luxembourg following the DTC settlement date.

Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and

Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Senior Notes

As of March 31, 2025, we had an aggregate principal amount of approximately $6.57 billion of senior unsecured notes outstanding (the “Existing Senior Notes”). The specific outstanding principal amounts, maturities and interest rates of those senior debt securities are set forth in the following table.

Senior Debt Securities(1)	Principal Amount (in millions)
4.050% Senior Notes due 2025	$1,750.0
2.250% Senior Notes due 2030	1,500.0
5.200% Senior Notes due 2045	1,116.5
3.150% Senior Notes due 2050	1,500.0
3.250% Senior Notes due 2051	700.7

Total	$6,567.3

(1)

Does not give effect to the issuance of the notes in this offering or the repayment and discharge of the 4.050% Senior Notes due 2025, which the Company expects to effect in part using the net proceeds of this offering. See “Use of Proceeds.”

The Existing Senior Notes are our senior unsecured obligations and rank equally in right of payment with our other existing and future senior unsecured obligations (including, when issued, the notes offered hereby) that are not, by their terms, expressly subordinated in right of payment to the Existing Senior Notes, and rank senior in right of payment to any of our future subordinated indebtedness. The Existing Senior Notes are effectively subordinated to all of our existing and future secured indebtedness and other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities and structurally subordinated to all indebtedness and other liabilities of our subsidiaries. None of our subsidiaries is a guarantor of the Existing Senior Notes.

The Existing Senior Notes may be redeemed at our option at any time at 100% of the principal amount plus accrued interest and (except, in the case of certain of the series of Existing Senior Notes, during certain specified periods before maturity) a specified make-whole amount. The indenture governing the Existing Senior Notes contains a change of control provision that, under certain circumstances, may require us to offer to purchase the Existing Senior Notes at a price equal to 101% of the principal amount plus accrued interest.

The indenture governing the Existing Senior Notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to issue, assume or guarantee secured debt; enter into certain sale and leaseback transactions; and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis. These covenants are subject to a number of important limitations and exceptions. The indenture governing the Existing Senior Notes also contains other customary terms, including, but not limited to, events of default.

We intend to use the net proceeds of this offering to retire, by redemption or payment at maturity, all of our outstanding Existing 2025 Notes. See “Use of Proceeds.”

Credit Facility

On August 12, 2024, we entered into a credit agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and the L/C Issuer, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $1.5 billion five-year unsecured, revolving credit facility (the “Revolving Credit Facility”). Borrowings under the Revolving Credit Facility are available for general corporate purposes.

Revolving loans under the Credit Agreement (other than swing line loans) will bear interest at a rate per annum equal to (i) Term SOFR, with respect to revolving loans denominated in dollars, (ii) EURIBOR, with respect to revolving loans denominated in euros, (iii) TIBOR, with respect to revolving loans denominated in yen, (iv) SONIA, with respect to revolving loans denominated in sterling, and (v) SARON, with respect to revolving loans denominated in Swiss francs, in each case, subject to a floor of 0.00% per annum, plus an applicable margin ranging from 0.625% to 1.375% depending on the ratings of the Company’s non-credit enhanced, senior unsecured long-term debt, as determined by either Standard & Poor’s or Moody’s (the “Debt Ratings”) or, at the Company’s option, with respect to revolving loans denominated in dollars, a Base Rate (as defined below) equal to the higher of (i) the Bank of America prime rate, (ii) the Federal Funds Rate plus 0.50% and (iii) Term SOFR plus 1.00%, subject to a floor of 0.00% per annum (the “Base Rate”), plus an applicable margin ranging from 0.000% to 0.375% based on the Company’s Debt Ratings. Swing line loans will bear interest at the Base Rate plus the applicable margin for Base Rate loans.

In addition to paying interest on any outstanding principal under the Revolving Credit Facility, the Company will pay (i) a commitment fee in respect of the unutilized commitments thereunder and (ii) customary letter of credit fees and agency fees. The commitment fees range from 0.050% to 0.150% per annum based on the Company’s Debt Ratings.

The Revolving Credit Facility will terminate and all amounts outstanding thereunder are due and payable five years after the closing date, subject to certain extension options as set forth in the Credit Agreement. Under the Revolving Credit Facility, voluntary prepayments are permitted, in whole or in part, without premium or penalty, other than customary breakage costs. The Revolving Credit Facility requires quarterly interest payments or, in the case of borrowings that bear interest by reference to a term rate, at the end of the interest period therefor, with the principal due on the maturity date.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The Credit Agreement also includes a financial covenant requiring the Company to maintain, measured as of the end of each fiscal quarter, a maximum consolidated leverage ratio of 3.75 to 1.0 (which may be temporarily increased to 4.25 to 1.0 upon the election of the Company as a result of a material acquisition, subject to customary limitations).

As of March 31, 2025, we had no outstanding borrowings and were in compliance with all covenants under the Credit Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

Below is a discussion of the material U.S. federal income tax considerations of the ownership and disposition of the notes for U.S. Holders and Non-U.S. Holders (each as defined below) who purchase the notes in the initial offering at their issue price. The term “issue price” as used in this discussion is the first price at which a substantial amount of the relevant class of notes is sold to investors (excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents and wholesalers). This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities, all of which may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought on any of the issues discussed below, and there can be no assurance that the IRS will concur with the conclusions reached herein.

This discussion assumes that the notes are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to holders of notes in light of their personal investment circumstances, nor does it purport to deal with U.S. federal income tax considerations applicable to certain types of holders subject to special treatment under U.S. federal income tax law (e.g., banks, financial institutions, partnerships or other pass-through entities, expatriates or former long-term residents of the U.S., holders subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, broker-dealers, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, insurance companies, real estate investment trusts, regulated investment companies, persons that hold the notes as a position in a “straddle,” or as part of a synthetic security or “hedge”, “conversion transaction,” “constructive sale” or other integrated investment, “controlled foreign corporations” and “passive foreign investment companies,” holders required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being taken into account on an applicable financial statement, holders of the Existing 2025 Notes that are retired, by redemption or payment at maturity, with the proceeds of the notes on or about the date of the initial offering of the notes, U.S. Holders that have a “functional currency” other than the U.S. dollar, and tax-exempt organizations). In addition, this summary does not discuss any aspect of state, local or non-U.S. tax law that may be applicable to any beneficial owner of notes, or any U.S. tax considerations (e.g., the estate and gift tax or the 3.8% Medicare tax on net investment income) other than U.S. federal income tax considerations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of the partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the U.S., (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if either (A) a court within the U.S. is able to exercise primary jurisdiction over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes an individual, corporation, estate or trust and is not a U.S. Holder.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES,

INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS OR INTERPRETATIONS THEREUNDER.

Effect of Certain Contingencies

We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under “Description of the Notes—Change of Control.” These potential payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” According to the applicable Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies in the aggregate, as of the date of issuance, are remote or incidental. Although the matter is not free from doubt, we intend to take the position that the possibility of such additional payments on the notes does not result in the notes being treated as contingent payment debt instruments. Our position is binding on a holder, unless the holder discloses a contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue interest income on the notes at a rate in excess of the stated interest rate and to treat any gain realized on the taxable disposition of notes as ordinary income rather than as capital gain.

The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. U.S. Holders should consult with their tax advisors as to the tax considerations relating to the contingent payments described above.

Taxation of U.S. Holders

Payments of Interest

It is expected (and this discussion assumes) that the principal amount of the notes will not exceed the issue price by at least a specified “de minimis” amount, as determined under applicable Treasury regulations, and will therefore not be treated as bearing original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, stated interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the sum of the cash plus the fair market value of any property received (other than any amount received attributable to accrued but unpaid stated interest on the notes not previously included in income, which, in each case, will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in such note. A U.S. Holder’s adjusted tax basis in the note will generally be the cost of such note to the U.S. Holder. Such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or other taxable disposition, the note has been held by the U.S. Holder for more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of any net capital loss realized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a note is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal of, and interest on, a note, and the proceeds of disposition of a note before maturity, to U.S. Holders other than certain exempt recipients such as corporations. Backup withholding at the then applicable rate (currently 24%) will generally apply to a U.S. Holder (other than an exempt recipient, such as a corporation) if such U.S. Holder (i) fails to provide a correct taxpayer identification number (which, for an individual, would generally be his or her social security number) in the manner required, (ii) fails to report interest and dividend income in full or (iii) otherwise fails to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund; provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Taxation of Non-U.S. Holders

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, local and non-U.S. income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

Payments of Interest

Subject to the discussions below concerning backup withholding and FATCA (as defined below), payments of interest on the notes (including any amounts received attributable to accrued but unpaid stated interest on the notes not previously included in income) to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax; provided that, (i) the interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S. (as described below), (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3)(B) of the Code, (iii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us within the meaning of Section 881(c)(3)(C) of the Code, (iv) such Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code, and (v) such Non-U.S. Holder provides identifying information to the applicable withholding agent on IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), and certifies, under penalty of perjury, that such non-U.S. Holder is not a U.S. person.

The gross amount of payments of interest that do not qualify for the exemption from withholding will be subject to U.S. income tax withholding at a rate of 30% unless (i) the Non-U.S. Holder provides to the applicable withholding agent a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), claiming an exemption from or reduction in withholding under an applicable tax treaty or (ii) such interest is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) and the holder provides to the applicable withholding agent a properly completed IRS Form W-8ECI (or successor form).

If interest or other income received with respect to a note is effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest or other income in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise. In addition, if the Non-U.S. Holder is a non-U.S. corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless reduced or eliminated by an applicable tax treaty. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder satisfies the certification requirements described above.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met or (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder. If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable treaty provides otherwise) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources during the taxable year of the disposition. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty). Any amounts received in connection with such sale, exchange, retirement or other taxable disposition attributable to accrued but unpaid interest not previously included in income will be taxed as interest, as described above.

Information Reporting and Backup Withholding

In general, we must report annually to the IRS and to Non-U.S. Holders the amount of interest paid to such holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Under current U.S. federal income tax law, backup withholding generally will not apply to payments of interest that we make if the certifications described under “—Taxation of Non-U.S. Holders—Payments of Interest” are received; provided that we or the paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person. Payments on the sale, exchange, retirement or other taxable disposition of a note made within the U.S. or through certain U.S.-related financial intermediaries will be subject to information reporting to the IRS, unless the Non-U.S. Holder certifies under penalties of perjury that such Non-U.S. Holder is not a U.S. person or otherwise establishes an exemption. Backup withholding may apply to any payment that a foreign broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person (and the broker does not have actual knowledge or reason to know that the payee is a U.S. person), or the payee otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund; provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

FATCA

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a 30% withholding tax on certain types of payments, including payments of interest on, and (subject to the proposed Treasury

Regulations discussed below) gross proceeds from the sale or other disposition of, the notes, made to a foreign financial institution (whether such institution is the beneficial owner or an intermediary), unless the foreign financial institution enters into an agreement with the U.S. Department of the Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned entities, annually report certain information about such accounts, and withhold 30% on certain payments to account holders whose actions prevent it from complying with these and other reporting requirements, or unless the foreign financial institution is otherwise exempt from those requirements. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity (whether such entity is the beneficial owner or an intermediary) unless the entity certifies that it does not have any substantial U.S. owners, the entity furnishes identifying information regarding each substantial U.S. owner or an exemption applies. Accordingly, failure to comply with the additional certification, information reporting and other specified requirements imposed under FATCA could result in the 30% withholding tax being imposed on payments of interest under the notes and gross proceeds of a sale or disposition of the notes held by or through a foreign financial institution or non-financial foreign entity. In December 2018, the U.S. Department of the Treasury released proposed Treasury Regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax under FATCA applicable to the gross proceeds of a sale or disposition of debt instruments (such as the notes). In its preamble to the proposed Treasury Regulations, the U.S. Department of the Treasury stated that taxpayers generally may rely on the proposed regulations until final regulations are issued. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have entered into intergovernmental agreements with the U.S. in connection with FATCA may be subject to different rules. Prospective investors should consult their own tax advisors regarding FATCA and its effect on them.

UNDERWRITING

BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes due 2031	Principal Amount of Notes due 2035	Principal Amount of Notes due 2055
BofA Securities, Inc.	$94,000,000	$152,750,000	$164,500,000
Citigroup Global Markets Inc.	91,000,000	147,875,000	159,250,000
J.P. Morgan Securities LLC	91,000,000	147,875,000	159,250,000
Deutsche Bank Securities Inc.	20,000,000	32,500,000	35,000,000
Mizuho Securities USA LLC	20,000,000	32,500,000	35,000,000
Morgan Stanley & Co. LLC	20,000,000	32,500,000	35,000,000
U.S. Bancorp Investments, Inc.	20,000,000	32,500,000	35,000,000
Wells Fargo Securities, LLC	20,000,000	32,500,000	35,000,000
BBVA Securities Inc.	6,000,000	9,750,000	10,500,000
Scotia Capital (USA) Inc.	6,000,000	9,750,000	10,500,000
TD Securities (USA) LLC	6,000,000	9,750,000	10,500,000
Academy Securities, Inc.	2,000,000	3,250,000	3,500,000
Blaylock Van, LLC	2,000,000	3,250,000	3,500,000
Loop Capital Markets LLC	2,000,000	3,250,000	3,500,000

Total	$400,000,000	$650,000,000	$700,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters may offer and sell the notes through certain of their affiliates.

Commissions and Discounts

The representatives of each of the underwriters have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less (i) a selling concession not in excess of 0.200% of the principal amount of the notes due 2031 and reallowances not in excess of 0.150% of the principal amount of the notes due 2031, (ii) a selling concession not in excess of 0.250% of the principal amount of the notes due 2035 and reallowances not in excess of 0.200% of the principal amount of the notes due 2035 and (iii) a selling concession not in excess of 0.500% of the principal amount of the notes due 2055 and reallowances not in excess of 0.350% of the principal amount of the notes due 2055. After the initial offering, the public offering price, selling concession or any other term of the offering may be changed.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Notes due 2031	0.350%	$1,400,000
Notes due 2035	0.450%	$2,925,000
Notes due 2055	0.875%	$6,125,000

The expenses of the offering, not including underwriting discounts, are estimated at approximately $3.5 million and are payable by us.

New Issues of Securities

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes of any series on any national securities exchange or for inclusion of the notes of any series on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of any trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes will be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is still in progress.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

The underwriters may also impose a penalty bid in connection with the offering. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In addition, affiliates of certain of the underwriters are agents and lenders under our Credit Agreement, and an affiliate of U.S. Bancorp Investments, Inc., one of the underwriters, will be the trustee with respect to the notes.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Extended Settlement

We expect that delivery of the notes will be made to investors on or about May 12, 2025, which will be the fourth business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (b) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “U.K.”). For these purposes, a retail investor means a person who is one (or more) of (a) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (b) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the U.K. will be made pursuant to an exemption under the U.K. Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the U.K. Prospectus Regulation or the FSMA.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, Biogen or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and have not circulated or distributed, nor will they circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the United Arab Emirates

The offering of the notes has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the UAE Securities and Commodities Authority (the “SCA”), the Dubai Financial Services Authority (the “DFSA”) or any other relevant licensing authorities in the UAE, and the notes may not be offered to the public in the UAE (including the Dubai International Financial Centre). This prospectus supplement is being issued to a limited number of institutional and individual investors:

1.

who meet the criteria of a “Qualified Investor” as defined in the SCA Board of Directors Decision No. 3 R.M. of 2017 (but excluding subparagraph 1(d) in the “Qualified Investor” definition relating to natural persons);

2.

upon their request and confirmation that they understand that the notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, the DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

3.

upon their confirmation that they understand that the prospectus supplement must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

VALIDITY OF THE NOTES

Certain legal matters relating to the notes will be passed upon for us by Willkie Farr & Gallagher LLP and for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Filings that we make with the SEC also can be found on our website at http://www.biogen.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus and the accompanying prospectus are a part.

The SEC’s rules allow us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus supplement, and information that we file later with the SEC that is incorporated by reference in this prospectus supplement will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•

our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 12, 2025 (including the portions of our definitive proxy statement for the 2025 annual meeting of stockholders, filed with the SEC on April 28, 2025, specifically incorporated by reference into Part III thereof);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 1, 2025; and

•	our Current Report on Form 8-K, filed with the SEC on January 15, 2025.

You may obtain documents incorporated by reference into this prospectus supplement at no cost by requesting them in writing or telephoning us at the following address:

Biogen Inc.

Attn: Investor Relations

225 Binney Street

Cambridge, Massachusetts 02142

(617) 464-2442

PROSPECTUS

Biogen Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Depositary Shares

Biogen Inc. may offer and sell from time to time, in one or more series or issuances and on terms determined at the time of the offering, any combination of the securities described in this prospectus.

This prospectus describes some of the general terms of these securities. The specific terms of the securities to be offered will be described in supplements to this prospectus, together with other terms and matters related to the offering. The prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read carefully both this prospectus and the applicable prospectus supplement, along with the additional information described under the heading “Where You Can Find More Information,” before making an investment decision.

We may offer and sell the securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of any of these methods at prices and on terms determined at the time of offering.

Our common stock trades on the Nasdaq Global Select Market under the symbol “BIIB.”

Investing in these securities involves certain risks. Please carefully read the information under the heading “Risk Factors” on page 6 of this prospectus before you invest in our securities. We may include additional risk factors in any prospectus supplement, any related free writing prospectus and/or any other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus and into the applicable prospectus supplement.

The address of our principal executive offices is 225 Binney Street, Cambridge, Massachusetts 02142, and our telephone number at our principal executive offices is (617) 679-2000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2025.

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the common stock, preferred stock, debt securities, warrants or depositary shares described in this prospectus in one or more offerings. You should read this prospectus along with any accompanying prospectus supplement and the documents incorporated herein and therein carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus contains information about the securities we may offer generally. Each time we offer or sell securities, we will provide a prospectus supplement and, in some cases, a pricing supplement, that will contain information about the specific securities being offered. The prospectus supplement or pricing supplement may also add, update or change information in this prospectus or in any of the documents that we have incorporated by reference into this prospectus. You should assume that the information provided in this prospectus, any prospectus supplement, any free writing prospectus or any pricing supplement, and the information provided in the documents incorporated by reference herein and therein, are accurate only as of the date of the applicable document. Neither the delivery of this prospectus or any prospectus supplement, nor any offer or sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since such date, or that the information contained or incorporated by reference into this prospectus, any prospectus supplement, any free writing prospectus or any pricing supplement is correct as of any time subsequent to the date of such document.

You should not consider any information in this prospectus, any prospectus supplement or any of the documents incorporated by reference herein or therein to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any securities.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement, in any free writing prospectus or in any pricing supplement prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in a prospectus supplement, on the other hand, the information contained in the prospectus supplement shall control. If any statement in this prospectus conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “Biogen,” “we,” “us” and “our” refer to Biogen Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Filings that we make with the SEC also can be found on our website at http://www.biogen.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus or the registration statement of which this prospectus is a part.

The SEC’s rules allow us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus, and information that we file later with the SEC that is incorporated by reference in this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•

our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 12, 2025 (including the portions of our definitive proxy statement for the 2025 annual meeting of stockholders, filed with the SEC on April 28, 2025, specifically incorporated by reference into Part III thereof);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 1, 2025; and

•	our Current Report on Form 8-K, filed with the SEC on January 15, 2025.

You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

Biogen Inc.

Attn: Investor Relations

225 Binney Street

Cambridge, Massachusetts 02142

(617) 464-2442

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in or incorporated by reference in this prospectus and any prospectus supplement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “cause,” “continue,” “could,” “depend,” “develop,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “have,” “impact,” “implement,” “increase,” “intends,” “lead,” “maintain,” “may,” “might,” “plans,” “potential,” “possible,” “projects,” “reduce,” “remain,” “result,” “scheduled,” “seek,” “should,” “targets,” “will,” “would” and other similar words or expressions, or the negative thereof. The absence of such words or expressions does not necessarily mean the statements are not forward-looking. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact.

Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to numerous assumptions, risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Information concerning factors that could cause actual results to differ from those in our forward-looking statements is contained under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024, which is incorporated in this prospectus by reference (and in any of our annual reports on Form 10-K and quarterly reports on Form 10-Q for subsequent periods that are so incorporated). Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

NOTE REGARDING TRADEMARKS

ADUHELM®, AVONEX®, BYOOVIZ®, PLEGRIDY®, QALSODY®, RITUXAN®, RITUXAN HYCELA®, SKYCLARYS®, SPINRAZA®, TECFIDERA®, TYSABRI® and VUMERITY® are registered trademarks of Biogen.

BENEPALI™, FLIXABI™, FUMADERM™, IMRALDI™ and OPUVIZ™ are trademarks of Biogen.

ACTEMRA®, COLUMVI®, ENBREL®, EYLEA®, FAMPYRA™, GAZYVA®, LEQEMBI®, HUMIRA®, LUCENTIS®, LUNSUMIO®, OCREVUS®, REMICADE®, ZURZUVAE™ and other trademarks referenced in this prospectus are the property of their respective owners.

THE COMPANY

Biogen is a global biopharmaceutical company focused on discovering, developing and delivering innovative therapies for people living with serious and complex diseases. We have a broad portfolio of medicines to treat multiple sclerosis, have introduced the first approved treatment for spinal muscular atrophy, co-developed treatments to address a defining pathology of Alzheimer’s disease and launched the first approved treatment to target a genetic cause of amyotrophic lateral sclerosis. We market the first and only drug approved in the U.S. and the E.U. for the treatment of Friedreich’s ataxia in adults and adolescents aged 16 years and older. We are focused on advancing our pipeline in neurology, specialized immunology and rare diseases. We support our drug discovery and development efforts through internal research and development programs, external collaborations and acquisitions.

Our marketed products include TECFIDERA, VUMERITY, AVONEX, PLEGRIDY and TYSABRI for the treatment of multiple sclerosis; SPINRAZA for the treatment of spinal muscular atrophy; SKYCLARYS for the treatment of Friedreich’s ataxia; QALSODY for the treatment of amyotrophic lateral sclerosis; and FUMADERM for the treatment of severe plaque psoriasis.

We also have collaborations on the commercialization of LEQEMBI for the treatment of Alzheimer’s disease and on the commercialization of ZURZUVAE for the treatment of postpartum depression. We have certain business and financial rights with respect to RITUXAN for the treatment of non-Hodgkin’s lymphoma, chronic lymphocytic leukemia and other conditions; RITUXAN HYCELA for the treatment of non-Hodgkin’s lymphoma and chronic lymphocytic leukemia; GAZYVA for the treatment of chronic lymphocytic leukemia and follicular lymphoma; OCREVUS for the treatment of primary progressive multiple sclerosis and relapsing multiple sclerosis; LUNSUMIO for the treatment of relapsed or refractory follicular lymphoma; COLUMVI, a bispecific antibody for the treatment of non-Hodgkin’s lymphoma; and have the option to add other potential anti-CD20 therapies, pursuant to certain collaboration arrangements.

We commercialize a portfolio of biosimilars of advanced biologics including: BENEPALI, an etanercept biosimilar referencing ENBREL; IMRALDI, an adalimumab biosimilar referencing HUMIRA; FLIXABI, an infliximab biosimilar referencing REMICADE; and BYOOVIZ, a ranibizumab biosimilar referencing LUCENTIS, in certain international markets. We also have commercialization rights related to OPUVIZ, an aflibercept biosimilar referencing EYLEA.

Our principal executive offices are located at 225 Binney Street, Cambridge, Massachusetts 02142, and our telephone number is (617) 679-2000.

RISK FACTORS

Investing in our securities involves certain risks. For a discussion of the factors you should carefully consider before deciding to purchase any of these securities, see “Part II, Item 1A—Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and “Part I, Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024, which are incorporated by reference in this prospectus, and any subsequent filings with the SEC, together with all of the other information included in this prospectus and in the “Risk Factors” section of any applicable prospectus supplement or filing with the SEC and the other information that we have incorporated by reference.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by us hereby. Unless otherwise provided in any applicable prospectus supplement, pricing supplement or free writing prospectus, we will use the net proceeds from the sale of the securities for repaying debt, making capital investments, funding working capital requirements or other general corporate purposes, including financing acquisitions and refinancing existing indebtedness. Until the net proceeds have been used for their intended purposes, they may be held in cash or cash equivalents or temporarily used or invested.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary of the material terms of our capital stock. This summary is not complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Fifth Amended and Restated Bylaws, as amended (the “Bylaws”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware, as the same exists or may be hereafter amended (the “DGCL”), for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0005 per share (“Common Stock”), and 8,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Common Stock

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, if any, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of liquidation, dissolution or winding up of the Company.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of our Common Stock may act by unanimous written consent.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Listing

The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “BIIB.”

Preferred Stock

Our Board of Directors may, without further action by the stockholders, issue Preferred Stock in one or more series and fix the rights and preferences thereof. Our Certificate of Incorporation grants the Board of Directors authority to issue Preferred Stock and to determine its rights and preferences without the need for further stockholder approval.

Examples of rights and preferences the Board of Directors may fix include dividend rates, conversion rights, voting rights, preemptive rights, terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible financings, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

The terms of any particular series of Preferred Stock will be described in the prospectus supplement relating to the offering of shares of that particular series of Preferred Stock and may include, among other things:

•	the title and stated value;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation (including whether cumulative or non-cumulative), if any;

•	terms and amount of any sinking fund, if applicable;

•	provisions for redemption or repurchase, if applicable, and any restrictions on the ability of the Company to exercise such redemption or repurchase rights;

•	conversion rights and rates, if applicable, including the conversion price and how and when it will be calculated and adjusted;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on sale, transfer, and assignment, if any;

•	the relative ranking and preferences of the Preferred Stock; and

•	any other specific terms, rights or limitations of, or restrictions on, such Preferred Stock.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect and may prevent, delay, or defer a tender offer or takeover attempt that a stockholder may deem to be in his, her, or its best interest. The existence of these provisions also could limit the price that investors might be willing to pay for our securities.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by The Nasdaq Stock Market LLC.

These additional shares may be utilized for a variety of corporate purposes. In particular, our Board of Directors could issue shares of Preferred Stock that could, depending on the terms of the series, impede the completion of a takeover effort. Our Board of Directors may determine that the issuance of such shares of Preferred Stock is in the best interest of the Company and our stockholders. Such issuance could discourage a potential acquiror from making an unsolicited acquisition attempt through which such acquiror may be able to change the composition of the Board of Directors, including a tender offer or other transaction a majority of our stockholders might believe to be in their best interest or in which stockholders might receive a substantial premium for their stock over the then-current market price.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

Proxy Access

Our Bylaws provide that qualified stockholders can nominate candidates for election to the Board of Directors if such stockholders comply with the requirements contained in our Bylaws within the designated time periods. Under the proxy access provisions of our Bylaws, any stockholder (or group of up to 20 stockholders) owning 3% or more of our Common Stock for at least three years may nominate a number of candidates for election to our Board of Directors up to 25% of the number of directors in office as of a date specified in the Bylaws or, if such amount is not a whole number, the closest whole number below 25%, but not less than one, and require us to include such nominees in our annual meeting proxy statement if the stockholders and nominees satisfy the requirements contained in our Bylaws.

Stockholder Meetings

Our Bylaws require that special meetings of stockholders be called only by our chair of the Board of Directors, by our chief executive officer, by a resolution duly adopted by the affirmative vote of a majority of the Board of Directors, or by a stockholder or group of stockholders who have Net Long Beneficial Ownership (as defined in our Bylaws) of 25% or more of the outstanding shares of Common Stock as of the date of submission of the request and who satisfy the requirements contained in our Bylaws. Further, business transacted at any special meeting of stockholders called by the requisite number of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting, except that the Company may submit additional matters. This limit on the ability of our stockholders to call a special meeting may lengthen the amount of time required to take stockholder proposed actions.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•

prior to such person becoming an interested stockholder, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates, (1) owns 15% or more of a corporation’s voting securities or (2) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three-year period immediately preceding a business combination governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve.

DESCRIPTION OF DEBT SECURITIES

General

We will issue debt securities under an indenture between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank Trust Company, National Association), as trustee, dated as of September 15, 2015, as amended. To the extent provided in any applicable prospectus supplement, the debt securities may be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property.

We have summarized material provisions of the indenture and the debt securities below. This summary does not describe all exceptions and qualifications contained in the indenture or the debt securities.

The indenture does not limit the amount of debt securities that may be issued, and each series of debt securities may differ as to its terms.

A supplement to the indenture, board resolution or officers’ certificate will designate the specific terms relating to any new series of debt securities. These terms will be described in a prospectus supplement and, in some cases, a pricing supplement, and will include the following:

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	the price or prices the series will be issued;

•	the maturity date or dates of the series;

•	the interest rate or interest rates and interest payment dates of the series;

•	any redemption dates, prices, obligations and restrictions of the series;

•	the dates, if any, on which and the price or prices at which the series will be repurchased by the Company at the option of the holders thereof;

•	the minimum denomination of the series;

•	the currency of denomination of the series, which may be U.S. dollars or any foreign currency;

•

the designation of the currency, currencies or currency units in which payment of the principal of and interest and premium, if any, on the series will be made and the method for determining any exchange rates with respect thereto;

•	any addition to, deletion of or change in the restrictive covenants that will apply to the series;

•

any addition to, deletion of or change in the events of default which applies to the series and any change in the right of the trustee or the requisite holders of the series to declare the principal amount thereof due and payable pursuant to the indenture;

•	the terms and conditions, if any, for conversion of the series into or exchange of the series for shares of common stock or preferred stock of the Company that apply to the series;

•	the terms and conditions, if any, upon which the series will be subordinated in right of payment to other indebtedness of the Company;

•	if applicable, that the series, in whole or any specified part, shall be defeasible pursuant to the indenture; and

•	any other material terms of the series.

Book-Entry Only Form

The debt securities normally will be issued in book-entry only form, which means that they will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We will refer to this form as “book-entry only.”

In the event that debt securities are issued in book-entry only form, DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. Each participant will then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

In the case of book-entry only debt securities, we will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee will have any direct responsibility or liability to pay amounts due on the debt securities to owners of beneficial interests in the global securities.

Under book-entry only form, we will not issue physical certificates representing beneficial interests in the global securities to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. Debt securities represented by a global security will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

•

DTC at any time is unwilling or unable to continue as depositary for such global security or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days after the date the Company is so informed in writing or becomes aware of the same;

•	an event of default occurs with respect to such debt securities; or

•	the Company shall so elect.

Certificated Form

Alternatively, we may issue the debt securities in certificated form registered in the name of the debt security holder. Under these circumstances, holders may receive physical certificates representing the debt securities. We refer to this form as “certificated.”

Redemption Provisions

The prospectus supplement relating to a series of debt securities will describe the circumstances, if any, under which we may redeem such series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms.

Merger, Consolidation or Sale of Assets

Unless otherwise specified in any prospectus supplement with respect to a series of debt securities, the indenture provides that we may not merge or consolidate with or into, or sell, assign, transfer or lease or otherwise dispose of all or substantially all of our properties and assets, to any person, unless at the time of and after giving effect thereto:

•

either (A) if the transaction is a merger or consolidation, the Company shall be the surviving person of such merger or consolidation, or (B) the person formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and such person expressly assumes all of the obligations of the Company under the debt securities and the indenture; and

•

immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default or event of default shall have occurred and be continuing. See “—Events of Default.”

Events of Default

Unless otherwise specified in any prospectus supplement with respect to a series of debt securities, the term “event of default” means, for any series of debt securities, any of the following:

•	a failure to pay the principal of or any premium on such series on their due date whether at maturity, or upon redemption, upon acceleration or otherwise;

•

a failure to pay interest on such series of debt securities within 30 days of their due date (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent for application to pay such interest prior to the expiration of the 30-day period);

•

we remain in breach of a covenant in respect of such series of debt securities for 90 days after we receive a written notice of default in accordance with the provisions of the indenture stating we are in breach and requiring that we remedy the breach;

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us or any significant subsidiary of ours; or

•	any other event of default provided for in the supplement to the indenture, board resolution or officers’ certificate designating the specific terms of such series of debt securities.

If an event of default (other than due to certain events of bankruptcy, insolvency or reorganization) has occurred and has not been cured, the trustee or the holders of at least 25% in aggregate principal amount of a series of debt securities may, by a notice in writing to us (and to the trustee if given by the holders), declare the entire principal amount (and premium, if any) of, and all the accrued and unpaid interest on, such series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events of bankruptcy, insolvency or reorganization relating to us, the principal amount (and premium, if any) of, and all the accrued and unpaid interest on, all debt securities will be automatically accelerated, without any action by the trustee or any holder. Holders of not less than a majority in aggregate principal amount of a series of debt securities may also waive certain past defaults under the indenture on behalf of all of the holders of such series. A declaration of acceleration of maturity with respect to a series of debt securities may be canceled, under specific circumstances, by the holders of at least a majority in aggregate principal amount of such series.

If any debt securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to our compliance with the indenture. The trustee will generally give the holders of a series of debt securities notice within 90 days of the occurrence of a default or an event of default with respect to such series known to the trustee.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any of the holders unless such holders offer the trustee indemnity and/or security satisfactory to it. If indemnity and/or security satisfactory to the trustee is provided, the holders of a majority in aggregate principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to such series. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or event of default.

Before holders will be allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to a series of debt securities, the following must occur:

•	such holders must give the trustee written notice that an event of default with respect to such series has occurred and remains uncured;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series must make a written request that the trustee take action because of the default and must offer the trustee indemnity and/or security satisfactory to it against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above request and offer of indemnity and/or security; and

•	holders of a majority in aggregate principal amount of debt securities of such series must not have given the trustee a direction inconsistent with the above request.

However, holders are entitled at any time to bring a lawsuit for the payment of money due on a series of debt securities on or after the due date.

Defeasance

The following provisions will apply to each series of debt securities unless otherwise specified in a prospectus supplement.

Full Defeasance. We can legally release ourselves from any payment or other obligations on a series of debt securities, called “full defeasance,” if, among other requirements, we put in place the following other arrangements for holders of such series to be repaid:

•

we must deposit in trust for the benefit of all registered holders of such series, money, U.S. government or U.S. government agency notes or bonds (or, in the case of debt securities denominated in a foreign currency, notes or bonds of the government that issued or caused to be issued such currency or notes or bonds of agencies of such government) or a combination thereof that will generate enough cash to make interest, principal and any other payments on such series on the applicable due dates including, possibly, their earliest redemption date; and

•

we must deliver to the trustee a legal opinion confirming, on the basis of a ruling received from, or published by, the Internal Revenue Service or a change in applicable U.S. federal tax law, that holders of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the full defeasance and that the holders of such series will not be taxed on the debt securities of such series any differently than if the full defeasance had not occurred.

If we accomplish full defeasance with respect to a series of debt securities, as described above, holders of such series would have to rely solely on the trust deposit for repayment on such debt securities. Holders of such debt securities could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance. We can be released from the restrictive covenants in a series of debt securities if, among other requirements, we make the arrangements described below. This is called “covenant defeasance.” In that event, holders of the applicable series of debt securities would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay such debt securities. In order to achieve covenant defeasance with respect to a series of debt securities, we must, among other requirements, do the following:

•

we must deposit in trust for the benefit of all registered holders of such series, money, U.S. government or U.S. government agency notes or bonds (or, in the case of debt securities denominated in a foreign currency, notes or bonds of the government that issued or caused to be issued such currency or notes or bonds of agencies of such government) or a combination thereof that will generate enough cash to make interest, principal and any other payments on such series on the applicable due dates including, possibly, their earliest redemption date; and

•

we must deliver to the trustee a legal opinion confirming that under current U.S. federal income tax law holders of such series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and that holders of such debt securities will not be taxed on such series of debt securities any differently than if the covenant defeasance had not occurred.

If we accomplish covenant defeasance with respect to a series of debt securities, you can still look to us for repayment of such series if there were a shortfall in the trust deposit.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain other conditions, and no event or condition can exist that would prevent us from making payments of principal, premium and interest, if any, on the applicable series of debt securities on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

Modification or Waiver

The following provisions will apply to each series of debt securities unless otherwise specified in a prospectus supplement.

We generally may modify and amend the indenture with respect to a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of such series. However, with respect to a series of debt securities, we may not make any modification or amendment without the consent of each holder of such series if such action would:

•	change the stated maturity of, or the principal of or premium or interest on, such series;

•	reduce any amounts due on such series or payable upon acceleration of the maturity of such series following an event of default;

•	adversely affect any right of repayment at such holder’s option;

•	change the place (except as otherwise described in this prospectus) or currency of payment on such series;

•	modify such series to contractually subordinate such series in right of payment to other indebtedness;

•	reduce the percentage of holders of such series whose consent is needed to modify or amend the indenture with respect to such series;

•	reduce the percentage of holders of such series whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults with respect to such series; or

•	modify any other aspect of the provisions of the indenture relating to such series dealing with modification and waiver except to increase the voting requirements.

Except for certain specified provisions, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain provisions of the indenture with respect to such series. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of such series, waive any past default under the indenture and its consequences with respect to such series, except a default in the payment of the principal of or premium or interest on such series or in respect of a covenant or provision applicable to such series which cannot be modified or amended without the consent of the holders of all outstanding debt securities of such series; provided, however, that the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may rescind an acceleration and its consequences, including any payment default that resulted solely from such acceleration with respect to such series.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we may amend or supplement the indenture or the debt securities to, among other reasons:

•	cure any ambiguity, defect or inconsistency, provided such amendment or supplement does not adversely affect the rights of any holder of debt securities;

•	comply with the covenant described under “—Merger, Consolidation or Sale of Assets;”

•

appoint a successor trustee with respect to the debt securities and to add to or change any of the provisions of the indenture necessary to provide for the administration of the trusts in the indenture by more than one trustee;

•	comply with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	make any change that would not adversely affect the rights of any holder of debt securities;

•	conform the indenture or the debt securities to the description thereof set forth in this prospectus or in any prospectus supplement with respect to such series of debt securities;

•	provide for certificated debt securities in addition to uncertificated debt securities; and

•	provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture.

Satisfaction and Discharge

The following provisions will apply to each series of debt securities unless otherwise specified in a prospectus supplement.

The indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture with respect to a series of debt securities, when the following conditions have been satisfied:

•

all debt securities of such series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•

we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of such series that had not been previously delivered for cancellation for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the indenture with respect to such debt securities; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that we have complied with all these conditions.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

SEC Reports

We will file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; provided that availability of such reports on a website maintained by the SEC shall be deemed to fulfill this requirement. If we are not required to file information, documents or reports pursuant to either of those sections, then we will file with the trustee and the SEC such reports as may be prescribed by the SEC at such time.

The Trustee

The trustee will be U.S. Bank Trust Company, National Association. U.S. Bank Trust Company, National Association also will be the initial paying agent and registrar.

The indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture with respect to such series, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and is obligated to use the same degree of care and skill in its exercise as a prudent person would exercise under the same circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

The trustee may resign or be removed and a successor trustee may be appointed.

Governing Law

The indenture is, and the debt securities will be, governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

This description only summarizes the terms of warrants that we may offer under this prospectus, any prospectus supplement and related warrant agreements and certificates. You should refer to the applicable prospectus supplement, warrant agreement, including the form of warrant certificate representing the warrants, relating to the specific warrants being offered for complete terms, which would be provided at the time of such offering. Such warrant agreement, together with the warrant certificate, would be filed with the SEC in connection with the offering of the specific warrants.

We may issue warrants for the purchase of Common Stock, Preferred Stock or debt securities. Warrants may be issued independently or together with Common Stock, Preferred Stock or debt securities, and may be attached to or separate from any offered securities.

We may evidence a series of warrants by warrant certificates that we issue under a separate warrant agreement. We may enter into a warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to the particular series of warrants.

The particular terms of any series of warrants will be described in the prospectus supplement relating to such series. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities issuable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities issuable upon exercise of such warrants may be acquired;

•	the dates on which the right to exercise such warrants will commence and expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the minimum or maximum amount of such warrants that may be exercised at any one time, if applicable;

•	the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security or principal amount of such security, if applicable;

•	the date on and after which such warrants and the related securities will be separately transferable, if applicable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Each warrant will entitle its holder to purchase the number of shares of Common Stock, Preferred Stock debt securities or units at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement. We will set forth on the reverse side of the applicable certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including any right to vote or to receive any payments of dividends, if applicable.

DESCRIPTION OF DEPOSITARY SHARES

We may offer (either separately or together with other offered securities) depositary shares representing interests in shares of our preferred stock of one or more series. The depositary shares will be issued under deposit agreements (each, a “deposit agreement”) to be entered into between us and a bank or trust company, as depositary (the “preferred stock depositary”), identified in the prospectus supplement or free writing prospectus.

Because this section is a summary, it does not describe every aspect of the depositary shares and deposit agreement. We urge you to read the deposit agreement because it, and not this description, defines your rights as a holder of depositary shares. The form of deposit agreement, including the form of depositary receipts evidencing depositary shares (the “depositary receipts”), is incorporated by reference as an exhibit to this registration statement. See “Where You Can Find More Information” for information on how to obtain a copy of the deposit agreement.

The following is a general description of the terms and provisions of the depositary shares to which any prospectus supplement or term sheet may relate. The specific terms of any depositary shares proposed to be sold under this prospectus will be described in the prospectus supplement or term sheet. If so indicated in the prospectus supplement or term sheet, the terms of the depositary shares may differ from the terms set forth below.

General

We may provide for the issuance by the preferred stock depositary to the public of the depositary receipts evidencing the depositary shares, each of which will represent a fractional interest (to be specified in the prospectus supplement or term sheet) in one share of the related preferred stock, as described below.

You should read the prospectus supplement or term sheet for the material terms of the depositary shares offered thereby, including the following:

•	the number of depositary shares and the fraction of one share of preferred stock represented by one depositary share;

•	the terms of the series of preferred stock deposited by us under the deposit agreement;

•	whether the depositary shares will be listed on any securities exchange;

•	whether the depositary shares will be sold with any other offered securities and, if so, the amount and terms of these other securities; and

•	any other terms of the depositary shares.

If applicable, the prospectus supplement or term sheet will also contain a discussion of the United States federal income tax considerations relevant to the offering.

Depositary receipts will be exchangeable for new depositary receipts of different denominations. We will not impose a service charge for any permitted transfer or exchange of depositary receipts, but we may require payment of any tax or other governmental charge payable in connection therewith. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock of the series represented by the depositary share, to all rights and preferences of the preferred stock represented by the depositary share, including dividend, voting and liquidation rights and any redemption, conversion or exchange rights.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends and other cash distributions received in respect of the related series of preferred stock to the record holders of the depositary shares in proportion to the number of the depositary shares owned by the holders on the relevant record date. The preferred stock depositary will distribute only the amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the preferred stock depositary for distribution to record holders of depositary shares.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the related series of preferred stock will be made available to holders of depositary shares.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the corporate trust office of the preferred stock depositary (unless the related shares of preferred stock have previously been called for redemption), the holder of the depositary shares evidenced thereby will be entitled to receive at that office, to or upon the holder’s order, the number of whole shares of the related series of preferred stock and any money or other property represented by the depositary shares. Shares of preferred stock so withdrawn, however, may not be redeposited. If the holder requests withdrawal of less than all the shares of preferred stock to which the holder is entitled, or if the holder would otherwise be entitled to a fractional share of preferred stock, the preferred stock depositary will deliver to the holder a new depositary receipt evidencing the balance or fractional share.

Redemption of Depositary Shares

Whenever we redeem preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed; provided that we have paid in full to the preferred stock depositary the redemption price of the preferred stock plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share and accrued and unpaid dividends payable with respect to the preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by another equitable method, in each case as may be determined by us.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon the redemption and any money or other property to which the holders of the depositary shares were entitled upon the redemption and surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares.

Conversion and Exchange

Depositary shares are not convertible into or exchangeable for other shares of our stock or other securities. Nevertheless, if the preferred stock represented by depositary shares is convertible into or exchangeable for other shares of our stock or other securities, the depositary receipts evidencing the depositary shares may be surrendered by the holder thereof to the preferred stock depositary with written instructions to convert or exchange the preferred stock into whole shares of our other stock or other securities, as specified in the related prospectus supplement or term sheet. Upon receipt of these instructions and any amounts payable in respect thereof, we will cause the conversion or exchange thereof and will deliver to the holder whole shares of our other stock or the whole number of other securities (and cash in lieu of any fractional share or security). In the case of a partial conversion or exchange, the holder will receive a new depositary receipt evidencing the unconverted or unexchanged balance.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which holders of one or more series of preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date for the meeting will be entitled to instruct the preferred stock depositary as to the manner in which to vote the number of shares of preferred stock represented by the depositary shares. We will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote in accordance with each holder’s instructions. The preferred stock depositary will abstain from voting preferred stock to the extent it does not receive instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between the preferred stock depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding (or any greater amount as may be required by the rules of any exchange on which the depositary shares are listed); provided that any amendment that prejudices any substantial right of the holders of depositary shares will not become effective until the expiration of 90 days after notice of the amendment has been given to the holders. A holder that continues to hold one or more depositary receipts at the expiration of the 90-day period will be deemed to consent to, and will be bound by, the amendment. No amendment may impair the right of any holder to surrender the holder’s depositary receipt and receive the related preferred stock, as discussed above under “Withdrawal of Preferred Stock.”

We may terminate the deposit agreement at any time upon not less than 60 days’ prior written notice to the preferred stock depositary. In that case, the preferred stock depositary will deliver to each holder of depositary shares, upon surrender of the related depositary receipts, the number of whole shares of the related series of preferred stock to which the holder is entitled, together with cash in lieu of any fractional share.

The deposit agreement will terminate automatically after all the related preferred stock has been redeemed, withdrawn, converted or exchanged or there has been a final distribution in respect of the preferred stock represented by the depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary

Except as provided in the prospectus supplement or term sheet, we will pay the fees and expenses of the preferred stock depositary, and the holders of depositary receipts will be required to pay any tax or other governmental charge that may be imposed in connection with the transfer, exercise, surrender or split-up of depositary receipts.

Miscellaneous

The preferred stock depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the preferred stock depositary and that we are required to furnish to the holders of the preferred stock. Neither the preferred stock depositary nor we will be liable if prevented or delayed by law or any circumstance beyond the preferred stock depositary’s or our control in performing the preferred stock depositary’s or our respective obligations under the deposit agreement. The obligations of the preferred stock depositary and us under the deposit agreement will be limited to performance in good faith and without gross negligence of the preferred stock depositary’s or our respective duties thereunder, and neither the preferred stock depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished.

Resignation and Removal of Preferred Stock Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, the resignation or removal to take effect upon the appointment of a successor preferred stock depositary. The successor preferred stock depositary must be appointed within 60 days after delivery of a notice of resignation or removal and must be a bank or trust company having its principal office in the United States.

PLAN OF DISTRIBUTION

General

The securities may be sold:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•

through dealers, who may act as agents or principal (including in a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

•	directly to one or more counterparties;

•	through agents;

•	through registered direct offerings;

•	as part of a collaboration with a third party;

•	as part of an acquisition or merger with a third party;

•	through at-the-market issuances;

•	to investors directly in negotiated sales or in competitive bid transactions; or

•	in any combination of these methods of sale.

The prospectus supplement for each series of securities we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any agents, dealers or underwriters and the respective amounts underwritten;

•	the terms of the securities being offered, including the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any options under which underwriters may purchase additional securities from us;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions and the underwriters will be obligated to purchase all of these securities if any are purchased.

The securities subject to an underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents and Dealers

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

We may also sell securities to dealers acting as principals. If we sell our securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters, agents or dealers in the offer and sale of the applicable securities.

Institutional Purchasers

Further, we may authorize underwriters, agents or dealers to solicit offers by certain types of purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities registered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase such securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of such securities. We cannot assure you that there will be liquidity in the trading market for any such securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities offered by this prospectus and any prospectus supplement will be passed upon for us by Willkie Farr & Gallagher LLP, Chicago, Illinois.

EXPERTS

The financial statements and management’s assessment of the effectiveness of our internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,750,000,000

Biogen Inc.

$400,000,000 5.050% Senior Notes due 2031

$650,000,000 5.750% Senior Notes due 2035

$700,000,000 6.450% Senior Notes due 2055

Prospectus Supplement

Joint Book-Running Managers

BofA Securities

Citigroup

J.P. Morgan

Deutsche Bank Securities

Mizuho

Morgan Stanley

US Bancorp

Wells Fargo Securities

Co-Managers

BBVA

Scotiabank

TD Securities

Academy Securities

Blaylock Van, LLC

Loop Capital Markets

May 6, 2025